                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/
FILED BY A PARTY OTHER THAN THE REGISTRANT / /

CHECK THE APPROPRIATE BOX:

/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            DATA GENERAL CORPORATION
- --------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            WILLIAM F. ROBINSON, JR.
- --------------------------------------------------------------------------------
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1) Title of each class of securities to which transaction applies:
       -------------------------------------------------------------------------

   (2) Aggregate number of securities to which transaction applies:
       -------------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
       -------------------------------------------------------------------------

   (4) Proposed maximum aggregate value of transaction:
       -------------------------------------------------------------------------

   */ / Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid:
       -------------------------------------------------------------------------

   (2) Form, Schedule or Registration Statement No.:
       -------------------------------------------------------------------------

   (3) Filing Party:
       -------------------------------------------------------------------------

   (4) Date Filed:

   -----------------------------------------------------------------------------

(SIGNATURE LOGO)                                       TELEPHONE: (508) 898-5000
- --------------------------------------------------------------------------------
EXECUTIVE OFFICE              4400 COMPUTER DRIVE, WESTBORO, MASSACHUSETTS 01580

                                                               December 14, 1994

Dear Fellow Stockholder:

     You are cordially invited to attend the Company's Annual Meeting of Stockholders to be held at 1:00 P.M., Eastern Standard Time, on Wednesday, January 25, 1995, at the Enterprise Room, Fifth Floor, State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts.

     This year in addition to electing directors, you are being asked to approve amendments to the Employee Stock Option Plan increasing the number of shares thereunder and extending the termination date thereof, among other things. Your Board of Directors urges you to read the accompanying proxy statement and recommends that you vote "FOR" Proposal Nos. 1 and 2.

     At the meeting, the Board of Directors will also report on the Company's affairs and a discussion period will be provided for questions and comments.

     The Board of Directors appreciates and encourages stockholder participation in the Company's affairs. Whether or not you plan to attend the meeting, it is important that your shares be represented. Accordingly, we request that you sign, date, and mail the enclosed proxy in the envelope provided at your earliest convenience.

     Thank you for your cooperation.

                                          Very truly yours,

                                          Ronald L. Skates
                                          President and Chief Executive Officer

                            DATA GENERAL CORPORATION
                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         ------------------------------
                                                         Westboro, Massachusetts
                                                               December 14, 1994

     The Annual Meeting of Stockholders of Data General Corporation will be held at the Enterprise Room, Fifth Floor, State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts, on Wednesday, January 25, 1995, at 1:00 P.M., Eastern Standard Time, for the following purposes:

          1. To elect seven directors for the ensuing year.

          2. To approve amendments to the Company's Employee Stock Option Plan to (i) increase the number of shares that may be issued thereunder from 4,000,000 to 7,000,000 shares, (ii) extend the termination date from October 6, 1996 to November 2, 2004 and (iii) give the Employee Option Plan Committee the discretion to designate options as transferable.

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on December 2, 1994 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

     Stockholders are requested to complete, date and return the enclosed form of proxy in the envelope provided. No postage is required if mailed in the United States.

                                          Carl E. Kaplan,
                                          Secretary

                            DATA GENERAL CORPORATION
                              4400 Computer Drive
                         Westboro, Massachusetts 01580
                      ------------------------------------
                                PROXY STATEMENT
                      ------------------------------------

                              GENERAL INFORMATION

PROXY SOLICITATION

     This Proxy Statement is furnished to the holders of the Common Stock, $.01 par value per share ("Common Stock"), of Data General Corporation (the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on January 25, 1995, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors knows of no other business that will come before the meeting.

     Proxies for use at the meeting will be mailed to stockholders on or about December 14, 1994, and will be solicited chiefly by mail, but additional solicitations may be made by telephone or telegram by the officers or regular employees of the Company. The Company has retained Morrow & Co., Inc. to assist it with the solicitation, at an estimated fee of $6,500, plus reimbursement of out-of-pocket expenses. The Company may enlist the assistance of brokerage houses in soliciting proxies. All solicitation expenses, including costs of preparing, assembling and mailing proxy material, will be borne by the Company.

REVOCABILITY AND VOTING OF PROXY

     A form of proxy for use at the meeting and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date or by voting in person at the meeting. Shares represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. Shares represented by executed proxies which abstain from one or all matters to be acted upon at the meeting will be considered for the purpose of determining whether or not a quorum is present at the meeting but will not be considered in determining whether or not the matter abstained from is approved by an affirmative vote of the requisite percentage of the shares voting on such matter. If no specifications are given, the proxies intend to vote the shares represented thereby to approve Proposal Nos. 1 and 2 as set forth in the accompanying Notice of Annual Meeting of Stockholders and in accordance with their best judgment on any other matters that may properly come before the meeting.

RECORD DATE AND VOTING RIGHTS

     Only stockholders of record at the close of business on December 2, 1994, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The Company had outstanding on December 2, 1994, 36,618,870 shares of Common Stock, each of which is entitled to one vote upon the matters to be presented at the meeting. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the meeting is required for the election of directors and adoption of Proposal No. 2.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information as of November 17, 1994, regarding the beneficial ownership of the Company's Common Stock of (i) each person known to the Company to own beneficially more than 5 percent of the Company's outstanding Common Stock (ii) the four most highly compensated executive officers of the Company, other than the chief executive officer, and
(iii) all present officers and directors of the Company as a group.

                                                                                          PERCENTAGE
                                                                AMOUNT AND NATURE             OF
           NAME AND ADDRESS OF BENEFICIAL OWNER              OF BENEFICIAL OWNERSHIP     COMMON STOCK
- -----------------------------------------------------------  -----------------------     ------------
State of Wisconsin Investment Board........................         2,046,900(1)              5.6%
     121 East Wilson Street
     Madison, Wisconsin 53703
Merrill Lynch & Co., Inc...................................         1,887,853(2)              5.2%
     World Financial Center, North Tower
     250 Vesey Street
     New York, New York 10281
Norwest Corporation........................................         3,024,710(3)              8.3%
     Sixth and Marquette
     Minneapolis, Minnesota 55479
The Capital Group..........................................         2,566,690(4)              7.0%
     333 South Hope Street
     Los Angeles, CA 90071
Wellington Management Company..............................         2,730,855(5)              7.5%
     75 State Street
     Boston, MA 02109
Arthur W. DeMelle..........................................            92,500                 0.3%
Robert C. Hughes...........................................            85,000                 0.2%
Joel Schwartz..............................................           126,462                 0.3%
J. Thomas West.............................................           221,127                 0.6%
All present officers and directors as a group (26                   3,316,100(6)              9.1%
  persons).................................................

- ---------------

(1) This figure is based on information set forth in the amendment to the
    Schedule 13D, dated June 18, 1992 (the "Schedule"), filed by the State of Wisconsin Investment Board ("Board") with the Securities and Exchange Commission. The Schedule states that the Board has the sole power to dispose or direct the disposition of such shares and that the Board has the sole power to vote or direct the vote of all such shares.

(2) This figure is based on information set forth in the amendment to the
    Schedule 13G, dated February 15, 1994 (the "Schedule"), filed by Merrill Lynch & Co., Inc. and affiliates, as a group, ("Merrill Lynch") with the Securities and Exchange Commission. The Schedule states that Merrill Lynch does not have the sole power to dispose or direct the disposition or the sole power to vote or direct the vote of such shares.

(3) This figure is based on information set forth in the amendment to the
    Schedule 13G, dated February 4, 1994 (the "Schedule"), filed by Norwest Corporation and affiliates, as a group, ("Norwest") with the Securities and Exchange Commission. The Schedule states that Norwest has the sole power to dispose or direct the disposition of 3,011,100 of such shares and that Norwest has the sole power to vote or direct the vote of 2,666,110 of such shares.

(4) This figure is based on information set forth in the amendment to the
    Schedule 13G, dated February 23, 1994 (the "Schedule"), filed by the Capital Group, Inc. and affiliates, as a group, ("Capital Group") with the Securities and Exchange Commission. The Schedule states that the Capital Group has the sole power to dispose or direct the disposition of such shares and that the Capital Group has the sole power to vote or direct the vote of 596,000 of such shares.

(5) This figure is based on information set forth in the Schedule 13G, dated February 10, 1994 (the "Schedule"), filed by Wellington Management Company and affiliates, as a group, ("Wellington") with the Securities and Exchange Commission. The Schedule states that Wellington has the sole power to dispose or direct the disposition of such shares and that Wellington has the sole power to vote or direct the vote of 1,436,324 of such shares.

(6) Includes 2,893,512 shares of Common Stock that may be acquired prior to December 30, 1994, upon exercise of stock options.

                 PROPOSAL NO. 1 -- ELECTION OF SEVEN DIRECTORS

     Seven directors (constituting the entire Board) are to be elected at the meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and shall qualify. Each person named below is now a director of the Company. In the event any of these nominees shall be unable to serve as a director, discretionary authority is reserved to vote for a substitute. The Board of Directors has no reason to believe that any of these nominees will be unable to serve.

     The nominees, their ages, the year in which each first became a director, their principal occupations or employment during the past five years, and the number and percentage of shares of Common Stock beneficially owned by each as of November 2, 1994, are:

                                  YEAR                                     AMOUNT AND
                                 FIRST                                     NATURE OF       PERCENTAGE
                                 BECAME     PRINCIPAL OCCUPATION DURING    BENEFICIAL      OF COMMON
         NOMINEE          AGE   DIRECTOR        THE PAST FIVE YEARS       OWNERSHIP(1)     STOCK(1)
- ------------------------- ---   --------   -----------------------------  ------------     ---------
Frederick R. Adler....... 68      1968     Chairman of the Executive        380,873(3)        1.0%
                                           Committee of the Board of
                                           Directors from July 1982 to
                                           date; retiring Senior Partner
                                           of Fulbright & Jaworski
                                           L.L.P., Attorneys; Managing
                                           General Partner of Adler &
                                           Company, a venture capital
                                           investment firm, and a
                                           General Partner of its
                                           related investment
                                           funds.(2)(9)
Ferdinand
  Colloredo-Mansfeld..... 55      1986     Chairman of the Board and         14,208(1)(5)      --
                                           Chief Executive Officer of
                                           Cabot Partners Limited
                                           Partnership since October 25,
                                           1990, real estate
                                           investments; Chairman, Chief
                                           Executive Officer and Chief
                                           Investment Officer of Cabot,
                                           Cabot & Forbes Realty
                                           Advisors, Inc., 1986 to
                                           October 24, 1990.(8)(9)(10)

                                  YEAR                                     AMOUNT AND
                                 FIRST                                     NATURE OF       PERCENTAGE
                                 BECAME     PRINCIPAL OCCUPATION DURING    BENEFICIAL      OF COMMON
         NOMINEE          AGE   DIRECTOR        THE PAST FIVE YEARS       OWNERSHIP(1)     STOCK(1)
- ------------------------- ---   --------   -----------------------------  ------------     ---------
John G. McElwee.......... 72      1989     Retired; Chairman of Board of      8,000(1)(6)      --
                                           Directors and Chief Executive
                                           Officer of John Hancock
                                           Mutual Life Insurance Company
                                           from 1982 until
                                           1986.(2)(8)(9)(10)
Ronald L. Skates......... 53      1989     President and Chief Executive  1,201,627(4)        3.3%
                                           Officer of the Company from
                                           November 1989 to date;
                                           Executive Vice President and
                                           Chief Operating Officer from
                                           1988 to 1989; Senior Vice
                                           President from 1986 to
                                           1988.(2)
W. Nicholas Thorndike.... 61      1994     Corporate Director and             9,000(1)(7)
                                           Trustee from 1989 to present;
                                           Chairman of the Board of
                                           Trustees of Massachusetts
                                           General Hospital from 1987 to
                                           1992.
Donald H. Trautlein...... 68      1989     Retired; Chairman of the           7,000(1)(7)      --
                                           Board of Directors and Chief
                                           Executive Officer of
                                           Bethlehem Steel Corp. from
                                           June 1980 until June and
                                           March 1986,
                                           respectively.(2)(8)(9)
Richard L. Tucker........ 54      1994     Managing Director of Trinity       4,200(1)(7)
                                           Investment Management
                                           Corporation(8)(9)

- ---------------
 (1) Unless otherwise indicated, the persons shown have sole voting and investment power over the shares listed. Messrs. Colloredo-Mansfeld, McElwee, Thorndike, Trautlein and Tucker own less than 1 percent of the Company's Common Stock.
 (2) Member of Executive Committee of Board of Directors.
 (3) Includes 12,654 shares which may be acquired through exercise of stock options.
 (4) Includes 1,180,063 shares which may be acquired through exercise of stock options.
 (5) Includes 8,000 shares which may be acquired through exercise of stock options.
 (6) Includes 6,000 shares which may be acquired through exercise of stock options.
 (7) Includes 4,000 shares which may be acquired through exercise of stock options.
 (8) Member of Audit Committee of Board of Directors.
 (9) Member of Compensation Committee of Board of Directors.
(10) Member of Nominating Committee of Board of Directors.

     Mr. Adler is a director of Prime Cellular, Inc., Micro Linear Corporation, Electronics for Imaging Inc. and Life Technologies, Inc. Mr. Adler is also a trustee of Teachers Insurance and Annuity Association of America. Mr. Colloredo-Mansfeld is a director of Shawmut National Corporation and Raytheon Company. Mr. McElwee is a director of John Hancock Mutual Life Insurance Company. Mr. Thorndike serves as a corporate director or trustee of a number of organizations, including Bradley Real Estate Inc., Courier Corporation, Providence Journal Company, Eastern Utility Associates and the Putnam Funds. He also serves as a Trustee of Massachusetts General Hospital. In February 1994 Mr. Thorndike accepted appointment as a successor trustee of private trusts in which he has no beneficial interest, and concurrently became, serving until October 1994, Chairman of the Board of two privately owned corporations controlled by such trusts that filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in August 1994. Mr. Trautlein is a director of Chase Manhattan Corporation and PXRE Corporation.

     The Board of Directors has an Audit Committee which met three times during the 1994 fiscal year. Representatives of Price Waterhouse LLP, the Company's auditors, were present at all three of such meetings. The primary functions of the Audit Committee are to provide assistance to the Board of Directors in fulfilling its responsibilities relating to corporate accounting and reporting practices and to maintain, by way of regularly scheduled meetings, a direct line of communication among the directors, the Company's internal auditors and independent accountants. In addition, the Audit Committee is responsible for reviewing and monitoring the performance of nonaudit services by the Company's independent accountants and for considering the range of nonaudit and audit fees.

     The Board of Directors has a Nominating Committee. During the last fiscal year, the Nominating Committee met twice. The primary functions of the Nominating Committee are to consider qualified candidates to fill vacant seats on the Board which may arise during the year and to recommend to the Board for nomination for election to fill any such vacancies such candidates as it deems, in its discretion, appropriate. The Nominating Committee does not consider nominees recommended by stockholders for election as directors.

     The Board of Directors has a Compensation Committee. During the last fiscal year, the Compensation Committee met twice. The Compensation Committee's functions are to review the compensation of the Company's executive officers and recommend to the Board of Directors the salaries for such executive officers. Other committees on which directors serve include the Restricted Stock Option Committee, the Employee Stock Option Committee and the Employee Qualified Stock Purchase Plan Committee.

     During the 1994 fiscal year, the Board of Directors held nine meetings. Each director attended more than seventy-five percent (75%) of the Board meetings and the meetings of Board committees on which he served.

     THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 1 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the annual and long-term compensation paid or to be paid to those persons who were at September 24, 1994, (i) the chief executive officer and (ii) the other four most highly compensated executive officers for services rendered in all capacities to the Company for the 1992, 1993 and 1994 fiscal years.

                           SUMMARY COMPENSATION TABLE
                                           ANNUAL COMPENSATION(000'S)
                            ---------------------------------------------------------
                             FISCAL                                                        LONG-TERM
                              YEAR                                         OTHER        COMPENSATION(1)
    NAME AND PRINCIPAL       ENDING                   INCENTIVE           ANNUAL        ---------------
         POSITION           SEPTEMBER     SALARY     COMPENSATION     COMPENSATION(2)       OPTIONS
- --------------------------  ---------     -------    ------------     ---------------   ---------------
Ronald L. Skates..........     1994       $ 577.5       $    0              $ 3             250,000
President &                    1993       $ 577.5       $    0              $ 4             125,000
  Chief Executive Officer      1992       $ 577.5       $    0              $ 3             100,000

J. Thomas West............     1994       $ 300.0       $    0              $ 4              25,000
Senior Vice President          1993       $ 272.0       $    0              $ 3              75,000
                               1992       $ 272.0       $    0              $ 3              15,000

Robert C. Hughes..........     1994       $ 290.0       $ 84.0              $ 0              15,000
Vice President                 1993(3)    $ 145.0       $ 55.8              $ 0              50,000
                               1992       $     0       $    0              $ 0                   0

Arthur W. DeMelle.........     1994       $ 285.0       $    0              $ 3              20,000
Vice President                 1993       $ 270.0       $   40              $ 3               7,500
                               1992(4)    $ 141.0       $ 43.1              $ 0              45,000

Joel Schwartz.............     1994       $ 275.0       $100.0              $ 5              25,000
Vice President                 1993       $ 235.0       $    0              $ 3              35,000
                               1992       $ 235.0       $    0              $ 0              20,000

- ---------------

(1) The Company does not have a restricted stock award or other long-term incentive plans.

(2) Benefit from participation in the Company's Executive Tax Preparation Assistance Plan.

(3) Mr. Hughes began his employment with the Company in March 1993.

(4) Mr. DeMelle began his employment with the Company in March 1992.

OPTIONS GRANTS IN THE 1994 FISCAL YEAR

     The following table sets forth further information on grants of stock options during the 1994 fiscal year. The Company does not have a stock appreciation rights plan.

                     OPTION GRANTS IN THE 1994 FISCAL YEAR

                                        INDIVIDUAL GRANTS
                          ----------------------------------------------                      10 YEAR POTENTIAL REALIZABLE
                                            % OF                                                  VALUE ASSUMING STOCK
                            NUMBER OF       TOTAL                                               APPRECIATION AT RATE OF
                             OPTIONS       OPTIONS    EXERCISE    MARKET    EXPIRATION    ------------------------------------
          NAME            GRANTED(1)(2)    GRANTED     PRICE      PRICE        DATE          0%           5%           10%
- ------------------------  -------------    -------    --------    ------    ----------    --------    ----------    ----------
Ronald L. Skates........     250,000         18.1%     $9.38      $9.38      10/31/03     $      0    $1,474,758    $3,737,326
J. Thomas West..........      25,000          1.8%     $4.69      $9.38      10/31/03     $117,250    $  264,726    $  490,983
Robert C. Hughes........      15,000          1.1%     $4.69      $9.38      10/31/03     $ 70,350    $  158,835    $  294,590
Arthur W. DeMelle.......      20,000          1.4%     $4.69      $9.38      10/31/03     $ 93,800    $  211,781    $  392,786
Joel Schwartz...........      25,000          1.8%     $4.69      $9.38      10/31/03     $117,250    $  264,726    $  490,983

- ---------------
(1) During the 1995 fiscal year, on November 2, 1994, the following options were granted to the named Executive Officers: Mr. Skates, 225,000 shares at an exercise price of $9.75 per share; Mr. West, 20,000 shares at an exercise price of $4.88 per share; Mr. Hughes, 20,000 shares at an exercise price of $4.88 per share, Mr. DeMelle, 20,000 shares at an exercise price of $4.88 per share; and Mr. Schwartz, 20,000 shares at an exercise price of $4.88 per share.

(2) The restrictions against disposition and obligation of resale of the stock to the Company lapse in equal amounts over four years from the date of grant. (See description of Option Plans below.)

OPTIONS EXERCISED AND FISCAL YEAR-END VALUES

     The following table sets forth information with respect to (i) stock options exercised by the chief executive officer and other four most highly paid executive officers during the 1994 fiscal year and (ii) unexercised stock options held by such individuals at September 24, 1994.

                  OPTION EXERCISES IN THE 1994 FISCAL YEAR AND
                          THE 1994 FY-END OPTION VALUE
                                                            SHARES        SHARES
                                  SHARES       VALUE      UNEXERCISED   UNEXERCISED     VALUE      VALUE
             NAME                EXERCISED    REALIZED      VESTED       UNVESTED      VESTED     UNVESTED
- -------------------------------  ---------    --------    -----------   -----------   ---------   --------
Ronald L. Skates...............         0     $     0      464,893       490,170     $2,065,772   $551,685
J. Thomas West.................         0     $     0      109,602       110,426     $  503,005   $537,271
Robert C. Hughes...............         0     $     0       12,500        52,500     $   57,512   $242,812
Arthur W. DeMelle..............         0     $     0       24,375        48,125     $  138,777   $245,808
Joel Schwartz..................    10,000     $49,350       39,469        66,893     $  189,112   $279,306

COMPENSATION PURSUANT TO PLANS

  PENSION PLANS

     The Company maintains a noncontributory, defined benefit pension plan (the "Pension Plan"). Substantially all domestic employees of the Company are eligible to participate in the Pension Plan. All executive officers of the Company participate in the Pension Plan. The amount of the contribution accrued each year by the Company and participating affiliates under the Pension Plan is actuarially determined and equals at least the minimum amount required under the Internal Revenue Code of 1986, as amended (the "Code"). Pension benefits paid from the Pension Plan are based on base salary, exclusive of overtime, bonuses, nonsales incentive compensation and other similar types of payments but inclusive of sales incentives and commissions, up to a certain maximum, and an employee's period of service. In general, pension benefits become nonforfeitable (vested) after the completion of 5 years of service.

     Under the Pension Plan, a participant's pension at normal retirement (age
65) is equal to the sum of his yearly benefits accrued during his period of service. In general, for each year of credited service completed by an employee after becoming a participant in the Pension Plan, the employee accrues an annual benefit in an amount equal to 1.5 percent of his compensation. Effective in 1989, the amount of compensation taken into account to calculate the Pension Plan benefit may not exceed $150,000 per annum under the Code. Each employee who was a participant on October 1, 1991 had his benefit updated based on his compensation on October 1, 1991, for each year of service as a participant in the Pension Plan to that date. Retirees received a supplemental benefit based on a percentage of the retirement benefit they were receiving on October 1, 1991. As of September 24, 1994, the estimated annual benefits payable upon retirement at age 65, based on a single life annuity, pursuant to the Pension Plan to Messrs. Skates, West, Hughes, DeMelle and Schwartz were $55,356, $75,416, $26,899, $30,373 and $45,587, respectively.

     In addition to pension benefits, the Pension Plan provides amounts to fund medical benefits for certain retired employees and their dependents.

     In June 1989, the Board of Directors adopted the Data General Corporation Supplemental Retirement Benefit Plan (the "Supplemental Plan") effective October 1, 1989. The Supplemental Plan provides additional retirement benefits for eligible employees, including executive officers of the Company, who retire under the Company's Pension Plan. The Supplemental Plan was adopted in order to compensate eligible employees for reductions in the benefits calculated under the Pension Plan due to the change in the formula for the calculation of benefits under the Pension Plan and/or legislative and regulatory limitations. The Supplemental Plan benefit equals a participant's retirement benefit calculated in an amount equal to 1 percent of his compensation not in excess of the Federal Insurance Contribution Act ("FICA") wage base and 2 percent of his compensation in excess of the FICA wage base, reduced by an amount equal to the actual amount of the benefit that is payable under the normal form of payment provided for under the Pension Plan. The Supplemental Plan was also updated by basing the benefit thereunder on the participant's compensation on October 1, 1991. The Supplemental Plan is funded pursuant to a non-qualified deferred compensation arrangement under which the Company transfers certain amounts to a trust to be held for the benefit of the Supplemental Plan participants, except in the event of the insolvency of the Company. As of September 24, 1994 the estimated annual benefits payable upon retirement at age 65, based on a single life annuity, pursuant to the Supplemental Plan to Messrs. Skates, West, Hughes, DeMelle and Schwartz were $157,669, $64,105, $33,412, $33,434 and $38,757, respectively.

     In December 1994, the Board of Directors adopted a Supplemental Retirement Benefit (the "Supplemental Benefit") to provide Mr. Skates a retirement benefit to supplement that available to him under the Pension Plan and Supplemental Plan. The Supplemental Benefit will provide that if Mr. Skates retires from service to the Company at age 65, he will receive from the Pension Plan, Supplemental Plan and the

Supplemental Benefit, a combined joint and survivor annuity equal to 60% of the average of his three highest years, from the last five years, of his annual salary excluding any bonuses he may be awarded. Mr. Skates will not be provided the Supplemental Benefit if he voluntarily terminates his employment with the Company prior to his attaining age 55. If Mr. Skates retires after attaining age 55, but prior to age 65, the 60% benefit rate will be reduced by two percentage points for each year his retirement precedes age 65. If, at any time Mr. Skates dies, is terminated due to disability, is terminated by the Board without cause, or his employment is terminated other than for cause after a Change in Control, as defined in the discussion under the heading "Employee Agreements", payment of the above-described benefit may commence prior to age 65, at the reduced rate described above. Based upon his annual salary during the three highest years from the last five years to date, the estimated annual benefit payable upon retirement at age 65 pursuant to the Pension Plan, the Supplemental Plan and the Supplemental Benefit to Mr. Skates is $346,500.

  SAVINGS AND INVESTMENT PLAN

     Effective January 1, 1983, the Company adopted the Data General Corporation Savings and Investment Plan (the "Savings and Investment Plan"), that includes a cash or deferred arrangement ("CODA"), and established a related trust. Substantially all of the Company's full-time employees are eligible to participate in the Savings and Investment Plan. Under the CODA provisions of the Savings and Investment Plan, eligible employees may elect to defer a portion of their salary and have such amount contributed to the Savings and Investment Plan to be invested in one or more of seven savings and investment funds. During the period from October 1, 1991 to September 30, 1994, Messrs. Skates and West have deferred amounts equal to $23,500 each and Mr. Hughes deferred $15,434 during this period while Messrs. DeMelle and Schwartz did not defer any amounts. In general, distribution of an employee's interest in the Savings and Investment Plan may occur upon hardship, termination of employment or age 59 1/2. Amounts attributable to the Savings and Investment Plan are distributed in cash. In addition, employees may borrow money from the Savings and Investment Plan. For Federal income tax purposes, the Company is entitled to a deduction for the CODA contributions.

  STOCK OPTIONS

     The Company maintains a Restricted Stock Option Plan, Employee Stock Option Plan, Employee Qualified Stock Purchase Plan, Non-Employee Director Restricted Stock Option Plan and 1994 Non-Employee Director Stock Option Plan.

     Restricted Stock Option Plan. The Restricted Stock Option Plan (the "Restricted Plan"), which was originally adopted by the Board of Directors on November 19, 1976 and approved by the stockholders on January 18, 1977, authorizes the Company to grant "restricted stock options" to employees and consultants of the Company and its subsidiaries. The Restricted Plan, which was amended in 1988 to extend the termination date of the Restricted Plan to December 31, 1998 and which has been amended from time to time to increase the number of shares available thereunder, provides for the granting of options to purchase up to 11,000,000 shares of Common Stock coupled with a prohibition against disposition of the shares and an obligation to offer such shares for resale to the Company at their original purchase price upon termination of employment for any reason except death or retirement with the consent of the Company. The restrictions against disposition and the obligation of resale lapse from time to time as to portions of the grant, as determined by the Restricted Stock Option Plan Committee (the "Restricted Plan Committee"). The Restricted Plan Committee which administers the Restricted Plan consists of not fewer than three "disinterested directors" as defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and currently consists of Ferdinand Colloredo-Mansfeld, John G. McElwee, Donald H. Trautlein and Richard L. Tucker. The Restricted Plan provides for the issuance of Common Stock to employees for any lawful consideration as determined by the Board of Directors so long as it is not less than the lower of (i) 50 percent of the book value per share of

Common Stock as of the end of the fiscal year immediately preceding the date of such grant or (ii) 25 percent of the fair market value per share of Common Stock on the date of such grant. Subject to the terms of the Restricted Plan, the Restricted Plan Committee has exclusive authority to select the employees or others to whom options are granted and to determine the number of shares subject to such options and the time or times when options are exercisable.

     Employees of the Company and its subsidiaries, including officers and consultants, who have not attained the age of 65 (approximately 5775 persons) are eligible to receive options under the Restricted Plan. Directors who are also employees are eligible to receive options if they are not members of the Restricted Plan Committee. Directors who are not employees may receive options under the 1994 Non-Employee Director Stock Option Plan (see "Stock Options-1994 Non-Employee Director Stock Option Plan"). Options may be granted to the same employee on more than one occasion. However, the number of shares issued to any one employee under the Restricted Plan shall not exceed 10 percent of the aggregate number of shares issuable thereunder nor exceed 3 percent during any consecutive twelve-month period. The Company reserves the right under the Restricted Plan to terminate an employee's option with the employee's consent and to substitute one or more options with different terms and conditions, including a lower option price. Options may be granted under the Restricted Plan from time to time through December 31, 1998, the termination date of the Plan.

     The Restricted Plan provides for a stock-for-stock payment method. Under this method of payment, an option holder may tender previously acquired shares of Common Stock of the Company, if held for at least three months, at their current market value in payment of the option price of an option.

     An option granted under the Restricted Plan is a nonstatutory option and is taxed in accordance with Section 83 of the Code and the regulations thereunder. An employee granted an option under the Restricted Plan generally will realize income when the shares purchased pursuant to the option become transferable or are no longer subject to a substantial risk of forfeiture. The income realized (the difference between the exercise price of the option and the fair market value of the shares at the time the shares are transferable or are no longer subject to a substantial risk of forfeiture) will be ordinary income to the employee for which the Company can claim a business expense deduction.

     Employee Stock Option Plan. The Employee Stock Option Plan (the "Stock Option Plan"), which was adopted by the Board of Directors on October 6, 1981, approved by the stockholders on January 19, 1982 and amended from time to time thereafter, among other things, to increase the number of shares available thereunder, authorizes the Company to grant either "incentive stock options" to employees of the Company or its subsidiaries, under Section 422A of the Code, or non-qualified options to purchase collectively up to 4,000,000 shares of Common Stock. Substantially all employees of the Company and of designated subsidiaries (approximately 5775 persons) are eligible to participate in the Stock Option Plan. The purpose of the Stock Option Plan is to strengthen the Company's ability to attract, motivate, and retain key employees and, in particular, to provide the Company with the necessary flexibility to compete for highly skilled personnel.

     The Stock Option Plan is administered by an Employee Stock Option Plan Committee appointed by the Board of Directors (the "Stock Option Committee"), currently consisting of Messrs. Ferdinand Colloredo-Mansfeld, John G. McElwee, Donald H. Trautlein and Richard L. Tucker, which, subject to the provisions of the Stock Option Plan, has exclusive authority to select the times when and the employees to whom stock options may be granted, the number of shares of Common Stock to be acquired by the exercise of stock options, the exercise price and the term during which options may be exercised.

     To qualify as an incentive stock option under Section 422A of the Code, an option, among other things, must (i) not be exercisable more than ten years from the date of grant; (ii) have an exercise price equal to or in excess of the fair market value of the Common Stock on the date of grant and (iii) not be transferable other than by will or laws of descent and distribution and must be exercisable during the employee's lifetime only by him. The non-qualified options may be granted with an exercise price as determined by the Stock Option Committee so long as it is not less than the lower of (i) 50 percent of the book value per share of Common Stock as of the end of the fiscal year immediately preceding the date of such grant or (ii) 25 percent of the fair market value per share of Common Stock on the date of such grant.

     The option agreements between the Company and the optionee contain restrictions against disposition of the shares acquired upon exercise of non-qualified options and contain the obligation on the part of the optionee to offer such shares for resale to the Company at their original purchase price upon termination of the optionee's employment with the Company. The restrictions against disposition and the obligation of resale lapse from time to time as to portions of the grant, as determined by the Stock Option Committee.

     The Stock Option Plan provides that no incentive stock option may be granted to an employee who owns capital stock constituting more than 10 percent of the total combined voting power of all classes of capital stock of the Company or any of its subsidiaries. The Stock Option Plan also provides that the exercise price of either incentive stock options or non-qualified stock options may be paid in cash, by certified check or in shares of the Company's Common Stock.

     An employee who is granted an incentive stock option will generally recognize no income or gain on the grant or exercise of the incentive stock option. If stock purchased pursuant to the exercise of an incentive stock option is sold more than two years from the date the option is granted and one year from the date of exercise, the gain realized on the sale of the stock (the difference between the exercise price of the option and the amount realized on the sale) will be treated as long-term capital gain rather than as ordinary income. Currently, the maximum federal individual tax rate for ordinary income will be 39.6% and for capital gain will be 28%. In general, in the case of incentive stock options, the excess of the fair market value of the shares on the date of exercise (or, if later, the date the shares become vested for purposes of Section 83 of the Code) over the exercise price is included in alternative minimum taxable income for purposes of the "alternative minimum tax" provisions of the Code. The non-qualified options are taxed in accordance with
Section 83 of the Code and regulations thereunder in the same manner as restricted stock options (see previous discussion of tax consequences under the heading "Restricted Stock Option Plan").

     In general, the Company can deduct as a business expense only the amount equal to the ordinary income, if any, recognized by an employee upon his sale of Common Stock purchased pursuant to an incentive stock option, as well as the ordinary income realized by an optionee with respect to the exercise of a non-qualified option. Under current accounting practice, no charge to the income of the Company will result from the grant or exercise of an incentive stock option because the exercise price of the incentive stock option must equal or exceed the fair market value of the Common Stock on the date of grant. In the case of a grant of a non-qualified stock option an amount equal to the excess of the fair market value of the Common Stock at the date of grant over the exercise price would be amortized as a charge over the option's vesting period. The tax effect of the benefit of such business expense for tax return purposes in excess of that charged to earnings will be credited to the Company's additional paid-in capital.

     See "Proposal No. 2 -- Amendments to the Employee Stock Option Plan" for the proposed amendments to increase the number of shares issuable thereunder from 4,000,000 to 7,000,000 shares, extend the termination date from October 6, 1996 to November 2, 2004, give the Employee Stock Option Plan Committee the discretion to designate options as transferable and extend the time period an optionee may exercise an option after retirement from three (3) months to one
(1) year.

     Employee Qualified Stock Purchase Plan. The Employee Qualified Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors on November 10, 1970 and approved by the stockholders on January 12, 1971. The Purchase Plan, which has been amended from time to time to increase the number of shares available thereunder, authorizes the Company to issue up to 8,600,000 shares of Common Stock.

     Substantially all employees of the Company and its designated subsidiaries who have completed ninety days' employment with the Company or its designated subsidiaries (approximately 5,775 persons) are eligible to participate in the Purchase Plan. The Company believes that the Purchase Plan has advanced the interests of the Company and its subsidiaries and furthered its growth and development by encouraging and enabling employees to acquire the Common Stock of the Company and an increased personal and proprietary interest in the continued success and progress of the Company.

     Under the Purchase Plan, options are granted twice yearly and are exercisable six months from the date of grant. The option price is the lesser of 85 percent of the average market price of the Common Stock of the Company on (i) the date the option is granted or (ii) the last day of the six month period. Each eligible employee who continues to be a participant in the Purchase Plan on the last day of the six month period is deemed to have exercised his option on such date. The number of shares purchased at the option price by each participating employee is determined by the amounts accumulated through payroll deductions of up to 10 percent of such employee's regular base pay during such six-month period.

     Under the Purchase Plan, options granted to participants are intended to constitute options granted pursuant to an "employee stock purchase plan" within the meaning of Section 423 of the Code. Accordingly, no taxable income will be realized by an employee until the shares purchased pursuant to an option are sold. Under certain circumstances, all or a portion of the gain realized may be treated as ordinary income to the employee, and the Company will be entitled to claim a business expense deduction of the amount of ordinary income recognized by the employee.

     The Purchase Plan is administered by the Employee Qualified Stock Purchase Plan Committee (the "Purchase Plan Committee"), which is composed of at least three members of the Board of Directors. The Purchase Plan Committee currently consists of Messrs. Adler, McElwee, Trautlein and Tucker. Members of the Purchase Plan Committee are presently not eligible to participate in the Purchase Plan, nor is any employee entitled to participate in the Purchase Plan to the extent his rights to purchase Common Stock would accrue at a rate which exceeds $25,000 of fair market value of such stock, as determined at the time such option is granted, for each calendar year in which such option is outstanding at any time, or that, after the granting of the option, such employee would own more than 5 percent of the Common Stock of the Company, as defined and prescribed by the Code.

     During the period of September 29, 1991 to September 24, 1994, Mr. Skates purchased 7,627 shares of Common Stock at an average per share price of $7.65 and all executive officers as a group purchased 22,632 shares of Common Stock at an average per share price of $7.65 pursuant to the Purchase Plan. During this period Messrs. DeMelle, Hughes, Schwartz and West did not purchase any shares pursuant to the Purchase Plan.

     As of November 2, 1994, an aggregate of 6,736,612 shares of the Company's Common Stock had been purchased under the Purchase Plan.

     Non-Employee Director Restricted Stock Option Plan. The Non-Employee Director Restricted Stock Option Plan (the "Directors' Plan") was adopted by the Board of Directors on November 1, 1983 and approved by the stockholders on January 17, 1984. The Directors' Plan will terminate on December 31, 1994 pursuant to its terms. The Directors' Plan authorizes the Company to issue up to 32,000 shares of the Company's Common Stock. The Directors' Plan provides for the automatic issuance of an option to purchase 4,000 shares of the Company's Common Stock to each non-employee director upon his initial election to the Board of Directors.

     The Directors' Plan was established to serve the best interests of the Company and its stockholders by enhancing the ability of the Company to attract and retain the services of knowledgeable and experienced persons who, through their efforts and expertise, can make a significant contribution to the success of the Company by serving as members of the Company's Board of Directors.

     Pursuant to the Directors' Plan, no non-employee director who has been granted an option will be eligible to receive additional options under the Directors' Plan. Directors who, on their election to the Board, are also officers are not eligible to receive options under the Directors' Plan. The exercise price per share is the lesser of (i) 50 percent of the book value per share of Common Stock as of the end of the fiscal year immediately preceding the date of grant or (ii) 25 percent of the fair market value per share of Common Stock on the date of such grant. The exercise price of options granted under the Directors' Plan may be paid in shares of the Company's Common Stock, if these shares were held for at least three months.

     The Directors' Plan provides that the option to purchase Common Stock will be coupled with a prohibition against disposition of the shares and an obligation to offer such shares for resale to the Company at their original purchase price if the optionee ceases to serve as director of the Company for any reason except death or with the consent of the Company. The restrictions against disposition and obligation of resale lapse cumulatively to the extent of 25 percent of the grant on each anniversary of the date of grant of the option. Options will not be transferable other than by will or the laws of descent and distribution and will be exercisable during the lifetime of an optionee only by the optionee while he is serving as a director of the Company. If, however, the optionee ceases to serve as a director with the consent of the Company or by reason of death, the option may be exercised within ninety days or twelve months, respectively, of his cessation of service as a director. Options terminate ten years from the date of grant.

     An option granted under the Directors' Plan will be a non-statutory stock option and will be taxed in accordance with Section 83 of the Code and the regulations thereunder. A director granted an option under the Directors' Plan generally will realize income when the shares purchased pursuant to the option become transferable or are no longer subject to a substantial risk of forfeiture. The income realized (the difference between the exercise price of the option and the fair market value of the shares at the time the shares become transferable or are no longer subject to a substantial risk of forfeiture) will be ordinary income to the optionee for which the Company will be able to claim a business expense deduction.

     During the period from September 29, 1991 to November 2, 1994, one non-employee director received an option for 4,000 shares under the Director Plan at an exercise price per share of $1.81.

     During the period from September 29, 1991 to November 2, 1994, Mr. Trautlein exercised an option for and received 2,000 shares with a net value of $10,740.

     1994 Non-Employee Director Stock Option Plan. The 1994 Non-Employee Director Stock Option Plan (the "1994 Directors' Plan") was adopted by the Board of Directors on October 31, 1993 and approved by the stockholders on January 26, 1994. The 1994 Directors' Plan authorizes the Company to issue up to 150,000 shares of the Company's Common Stock. The 1994 Directors' Plan provides for the issuance of an annual option to purchase 4,000 shares of the Company's Common Stock to each non-employee director who is elected to the Board of Directors at the Annual Meeting of Stockholders. The exercise price per share will be equal to 100% of the closing price of the Company's Common Stock on the date of the Company's Annual Meeting of Stockholders at which the subject director is elected to the Board of Directors. The exercise price of options granted under the 1994 Directors' Plan may be paid in shares of the Company's Common Stock, if these shares were held for at least three months.

     The 1994 Directors' Plan was established to serve the best interests of the Company by enhancing the ability of the Company to attract and retain the services of knowledgeable and experienced persons who, through their efforts and expertise, can make a significant contribution to the success of the Company by serving as members of the Company's Board of Directors.

     The 1994 Directors' Plan provides that the option to purchase Common Stock will be coupled with a prohibition against disposition of the shares and an obligation to offer such shares for resale to the Company for any reason except death, disability, or retirement with the consent of the Company. The restrictions against disposition and the obligation of resale will lapse cumulatively to the extent of 25 percent of the grant on each anniversary date of grant of the option. Options will not be transferable other than by will or the laws of descent and distribution, and will be exercisable during the lifetime of an optionee only by the optionee. Options will be exercisable only while the optionee is serving as a director of the Company or (i) within 12 months of his retirement from the Board of Directors with the consent of the Company; (ii) within 12 months of the optionee becoming disabled to serve as a director of the Company; (iii) by his heirs or estate within 12 months of his death. Options terminate ten years from the date of grant. In the event of a Change of Control of the Company (see definition of "Change of Control" in the discussion under the heading "Employee Agreement") the restrictions against disposition and the obligation of resale of the shares acquired pursuant to an option under the 1994 Directors' Plan will lapse and the shares will become freely tradeable.

     An option granted under the 1994 Directors' Plan will be a non-statutory stock option and will be taxed in accordance with Section 83 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. A director granted an option pursuant to the 1994 Directors' Plan generally will realize income when the shares purchased under the option become transferable or are no longer subject to a substantial risk of forfeiture. The income realized (the difference between the exercise price of the option and the fair market value of the shares at the time the shares become transferable or are no longer subject to a substantial risk of forfeiture) will be ordinary income to the optionee for which the Company will be able to claim a business expense deduction.

     The Board may terminate, modify or suspend the 1994 Directors' Plan provided that no such modification shall, without further stockholder's approval, increase the maximum number of shares which may be sold under the 1994 Directors' Plan (other than adjustments for capital changes), shorten the period over which restrictions against disposition and obligation of resale lapse, amend the option exercise price (other than adjustments for capital changes), or extend the period during which options may be granted or exercised under the 1994 Directors' Plan. During the period from January 26, 1994 to November 2, 1994 Messrs. Adler, Colloredo-Mansfeld, McElwee and Trautlein were each granted an option to purchase 4,000 shares of the Company's Common Stock with an exercise price per share of $8.50, which was the fair market value on the date of grant, January 26, 1994.

EMPLOYEE AGREEMENTS

     Beginning in February 1989, the Company entered into employment agreements which become effective upon a change in control of the Company (the "Agreements") with its full-time executive officers, including Messrs. Skates, West, Hughes, DeMelle and Schwartz, thereby replacing the severance compensation agreements which had previously been in effect. The Board of Directors believes that such Agreements will better ensure retention of the current officers and attract the services of new officers. The Board also believes that under such Agreements officers are able to devote their full attention and energies to the conduct of the Company's business without the potentially disturbing distractions that might arise from a change in control of the Company. Should the Company receive any proposals with respect to any change in its control, such officers could then, without being influenced by the uncertainties of their own situations, assess such proposals, formulate an objective opinion as to whether such proposals would be in the best interests of the Company and its stockholders and take such other action regarding such proposals as the Board of Directors might determine to be appropriate. Each Agreement has a three year term and becomes effective upon a change in control of the Company as defined in the Agreements.

     The Agreements provide that, if a change in control of the Company should occur, and if within three years thereafter (i) the employment of the officer is terminated for reasons other than death, disability, retirement, or "Cause" (as defined in the Agreements); or (ii) the officer voluntarily terminates his or her employment for "Good Reason" (as defined in the Agreements); or (iii) the officer voluntarily terminates his or her employment for any reason or no reason within thirty days of the first anniversary of a change in control of the Company (the "Window Period") the officer would receive specified severance compensation. The Agreements provide generally for the continuation of employment of the officer with the Company for a three year period following the date of the change in control upon substantially the same terms and conditions with respect to duties, responsibilities, salaries, bonuses, welfare, fringe and other benefits as those enjoyed prior to the date of the change in control of the Company.

     "Good Reason" permitting an officer to receive the specified severance compensation upon voluntary termination of his or her employment with the Company during the three year term of the Agreements is defined as a diminution of responsibilities, assignment of inappropriate duties, failure of the Company to comply with the compensation and benefit provisions of the Agreement, failure of the Company to comply with the relocation provisions of the Agreement, any purported termination in violation of the Agreements or the failure of any successor to comply with the Agreements.

     Upon termination of employment with the Company for death, disability, retirement or by the officer without Good Reason (other than during the Window Period) the Company has no obligations under the Agreement other than those accrued on the date of termination and the customary Company provided death benefits, disability benefits or retirement benefits as the case may be. Upon termination by the Company for Cause, the only obligation of the Company to the officer is for salary and deferred compensation accrued by the officer to the date of termination. If the officer terminates his or her employment with the Company for Good Reason, or without any reason during the Window Period, or his or her employment with the Company is terminated by the Company without Cause, during the term of the Agreement, then the officer is entitled to (a) a lump sum cash payment equal to the sum of (1) his or her accrued salary, accrued annual bonus and deferred compensation to the date of termination, (2) three times his or her annual base salary and three times his or her "Highest Annual Bonus" (as defined in the Agreements); (b) retirement benefits and health benefits for the remainder of the term of the Agreement; (c) certain legal fees and expenses incurred as a result of termination of employment; and (d) immediate acceleration of the exercisability of the options granted to the officer pursuant to the Company's Restricted Stock Option Plan and Employee Stock Option Plan, and immediate lapse of any restrictions against disposition and obligation of resale of the Common Stock to the Company, with the officer being able to exercise his or her options under the Restricted Stock Option Plan and the Employee Stock Option Plan within a period of 60 days following the termination date. The definition of Highest Annual Bonus is the greater of the highest annual bonus paid in the past three years or 30% of his or her annual base salary.

     The Company has established a trust fund, with the Boston Safe Deposit and Trust Company as Trustee. The trust fund is to be funded upon a change in control of the Company. The purpose of the trust fund is to ensure the proper payment of the Company's obligations under the Agreements.

     In the event that the amount payable to an officer under his or her Agreement would be subject to the excise tax for federal tax purposes pursuant to Section 4999 of the Code (the "Excise Tax"), then, unless the value of the payment of the Excise Tax by the Company to the Executive does not exceed $50,000 or more, the officer is entitled to receive an additional payment in an amount such that, after payment by the officer of all taxes, including income taxes and the Excise Tax imposed upon such additional payment, the officer is in the same after-tax position as if no Excise Tax had been imposed upon the officer. If the value to the executive does not exceed $50,000 or more then the lump sum cash payment to that officer will be reduced by the amount necessary to avoid the Excise Tax, up to the aggregate of $50,000.

     A change in control of the Company means for purposes of the Agreements:
(i) the acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either the then outstanding shares of Common Stock of the Company (the "Outstanding Company Common Stock") or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"), provided, however, that any acquisition by the Company or any of its subsidiaries, or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, or by any corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, shall not constitute a change of control; or (ii) individuals who, as of January 1, 1989, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to January 1, 1989 whose election, or nomination for election, by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or (iii) approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or of a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.

     The Code limits the business expense deduction available for so-called golden parachute payments. A portion of the payments (if any) made (or deemed made) by the Company under the Agreements may not be deductible as a result of those limits.

COMPENSATION OF DIRECTORS

     Directors who are full-time officers of the Company receive no additional compensation for serving on the Board of Directors or its committees. Directors who are not full-time officers receive an annual retainer of $25,000 in addition to $1,000 for each meeting attended. Directors who serve on one or more than one of the Audit Committee, the Compensation Committee, the Restricted Plan Committee, the Stock Option Committee and the Nominating Committee receive an additional annual retainer of $5,000, but directors who serve on more than one such committee are limited to only one additional retainer of $5,000. Directors serving on such committees receive $1,000 for each committee meeting they attend. For a description of options granted to non-employee directors, see "Non-Employee Director Restricted Stock Option Plan" and "1994 Non-Employee Director Stock Option Plan" above.

DIRECTORS' RETIREMENT PROGRAM

     In November 1991 the Company adopted a retirement program for non-employee directors. This program provides a retirement benefit to each non-employee director who either reaches age 72 (the mandatory retirement age for members of the Company's Board of Directors) or completes at least five years of service as a non-employee director. The retirement benefit is equal to the highest Board retainer paid to the director during his years of service to the date of the director's retirement and is payable for a period of years (not to exceed a maximum of 15 years) equal to the director's years of service on the Board. The Board of Directors waived the mandatory retirement age for Mr. McElwee and nominated him for election to the Board of Directors at the current Annual Meeting of Stockholders.

     The five-year eligibility service requirement is waived in the event of death in service, retirement due to poor health or retirement within two years of a change in control, as previously defined under the heading "Employment Agreements." In the event of death after retirement, the director's spouse (if any) is entitled to a death benefit equal to the remaining balance (if any) of benefits otherwise payable to the director at the time of his death.

                    REPORT OF THE COMPENSATION COMMITTEE AND
                            STOCK OPTION COMMITTEES

     The Compensation Committee and Stock Option Committees of the Board of Directors (respectively, the "Compensation Committee" and "Stock Option Committees", and collectively the "Committees") are each composed entirely of independent directors (Messrs. Colloredo-Mansfeld, McElwee, Trautlein and Tucker serve on the Compensation and Stock Option Committees and Mr. Adler serves only on the Compensation Committee). The Compensation Committee is responsible for establishing and administering the compensation policies applicable to the Company's corporate officers, and determining the annual cash compensation levels of the Company's senior management. The two Stock Option Committees (which are comprised of the same directors) are responsible for establishing the general policies applicable to the granting of stock options to current and newly hired key employees under the Company's two stock option plans, and for determining the size and terms of the option grants made to the Company's executive officers, among others.

     The Committees' charter is to insure that the Company's executive officer compensation programs are structured and implemented in a manner that recognizes the Company's need to attract and retain the caliber of senior executives required for the Company to compete in a highly competitive and rapidly evolving business sector. In addition the Committees emphasize the importance of achieving targeted annual and long-term performance objectives at the individual, operating unit and Company level that focus on shareholder value. The Company has a policy of paying compensation which meets the requirements of
Section 162m of the Internal Revenue Code of 1986, as amended (the "Code"). However, there may arise situations in which the Company believes it is in its best interest to exceed the limits in the Code.

     During the summer and fall of 1994 the Committees and the Company's Chief Executive Officer ("CEO") conducted, with the assistance and advice of an independent executive compensation consultant, detailed annual reviews of the levels and mix of officer compensation, taking into account corporate, operating unit and individual performance for the 1994 fiscal year.

     The review process included interim meetings and presentations involving the Company's CEO, designated Committee representatives and the compensation consultant, and formal meetings of the Committees to consider the progress of the annual reviews and recommendations of the task force. As part of the annual review process, the CEO reviewed with the Committees the assessment of performance of each officer by his immediate superior and the CEO's detailed assessment of the performance of each individual officer, as well as the performance of various operating groups and the Company as a whole, and made specific recommendations (by individual officer) regarding salary, bonus and stock option grant actions and the underlying rationale for such actions. In addition, the Committees also held various private discussions regarding such matters.

     As part of the compensation review, the base salary level of each corporate officer was reviewed, taking into account (i) each such officer's individual performance for the preceding 12 months against assigned revenue, margin, net income and other goals and when compared to fiscal 1993 performance, (ii) the importance of the functions the officer performed or was responsible for as of the start of the 1995 fiscal year, (iii) the assessment of the individual officer's initiative, managerial ability and contribution to corporate goals,
(iv) the recent or pending changes in the scope of the officer's responsibilities, (v) internal equity considerations, and (vi) the competitiveness of the officer's compensation compared to the external market based on available survey data and, in some cases, available proxy data.

     The weighting given to these factors varies from officer to officer, based in part upon the importance of the position to the Company and the caliber of the incumbent, but the Compensation Committee intended that executive officer base salaries be generally competitive with the estimated relevant market for each position. Based on 1993 survey data, as well as proxy data and the advice of the outside compensation consultant, the base salaries for the Company's current executive officers during the 1994 fiscal year were believed to be generally in the 50th to 75th percentile compared to 19 other large computer companies.

     The Company grants annual bonuses to executive officers and others from time to time based on corporate performance, taking into account (i) net earnings and such other corporate performance criteria as are determined to be appropriate by the Compensation Committee for a given year, (ii) the Company's financial performance relative to key competitors and in absolute terms, (iii) the level and importance of an individual officer's contribution to the Company's overall performance, (iv) the individual officer's actual performance versus such officer's assigned business plan goals and (v) the estimated competitive level of bonus opportunity and bonus pay at other large computer companies based on available survey data for each position.

     Due to the Company's results for the 1994 fiscal year, the Compensation Committee decided in November 1994 that no discretionary corporate bonus awards would be made to executive officers for the fiscal 1994.

     Finally, in fiscal 1994, consistent with prior practice, sales-based incentive opportunities were provided to certain sales executives and others involved in marketing, and certain "overgoal" bonus opportunities were provided to executives and other officers in charge of operating units. One incentive award of this type was earned for fiscal 1994 by an executive officer, and certain guaranteed sales incentive amounts were paid to a newly hired executive officer.

     The Company utilizes stock options priced primarily at 50% of market on the date of grant (25% of market for a portion of the grants to certain newly hired officers and 100% of market in the case of recent grants to the Company's CEO) and vesting generally in equal installments over 4 years. The Stock Option Committees believe that such grants are effective for both new hire and retention purposes in establishing substantial stock-based investment risks for key employees that emphasize the importance of shareholder return and encourage continuity of management.

     In 1991, a detailed review was conducted by an outside executive compensation consultant with respect to the Company's practices regarding stock option grants to executive officers and other officers of the Company. As a result of that review and various Committee discussions relating to such review, the Stock Option Committees in October 1991 adopted general guidelines regarding officer stock option grants. Those guidelines establish certain target parameters for officer option grants, based on various factors, and are intended to provide a consistent basis for judging the internal fairness and external competitiveness of proposed option grants to officers.

     As an officer's level of responsibility in the Company increases, a greater portion of such officer's potential total compensation opportunity is shifted to performance incentives. Further, the mix of compensation shifts to greater reliance on the value of the Company's stock option awards which increasingly aligns the long term interests of senior management with those of shareholders.

     Both the October 1993 officer option grants reflected in the Summary Compensation Table above and the November 1994 option grants referenced in the footnotes to the Summary Compensation Table above were consistent with the guidelines.

     The compensation paid to Mr. Ronald L. Skates in his capacity as President and Chief Executive Officer of the Company is also reviewed each year by the Committees.

     The Compensation Committee's actions with respect to Mr. Skates as reported in the Summary Compensation Table were taken at its December 1992, October 1993 and November 1994 meetings and were based on reviews of both survey and proxy data regarding the CEO cash compensation practices of other large computer companies, as well as the Committee's own evaluation of Mr. Skates' individual performance and the Company's overall performance during the preceding 12 months.

     With respect to Mr. Skates' base salary for fiscal 1994, the Compensation Committee concluded that, based on the available survey data and the advice of an outside compensation consultant, Mr. Skates' annual base salary as of October 1994 was about 10% below the median CEO salary rate for a group of 19 major computer companies.

     Because of the Company's results for the 1992 and 1993 fiscal year, the Committee decided not to increase Mr. Skates' annual base salary in December 1992 and October 1993. As a result of the Company's progress in increasing product revenues and reducing costs in the 1994 fiscal year, and the Committee's conclusion that Mr. Skates had exerted substantial continuing efforts on behalf of the Company during the fiscal year ending in September 1994 and had performed well under difficult circumstances, it awarded him a 4% increase in annual base salary in November 1994, but, also decided not to award Mr. Skates any bonus for the 1994 fiscal year.

     As a result of the recommendation of the Compensation Committee, the Stock Option Committees, at their November 2, 1994 meeting did, however, decide to grant Mr. Skates an option to purchase up to 225,000 shares of the Company's Common Stock at a price of 100% of market at the date of grant, vesting in 4 equal annual installments. The Stock Option Committees based this action on:

          (i) their assessment of the quality and value of Mr. Skates' efforts during the fiscal year ending in September 1994;

          (ii) available survey data regarding the median size and value of CEO stock option awards for the computer company survey group referred to above;

          (iii) available proxy data regarding CEO stock option awards and other stock awards at other large computer companies; and

          (iv) the opinion of the Compensation Committee and the Stock Option Committees that Mr. Skates had greatly improved the Company's financial health, set in place an ambitious product development program, made substantial progress toward the Company's milestones for return to profitability, established a rigorous cost reduction program and improved the competitive market performance of the Company's open systems products. To provide Mr. Skates the incentive to further improve the performance of the Company and in recognition of his efforts and performance during fiscal 1994 as enumerated above, the Committees determined that Mr. Skates should receive stock options.

     The Stock Option Committee also took into account the size of and pricing of Mr. Skates' October 1993 option grant to purchase up to 250,000 shares priced at 100% of market on the date of grant.

     The Compensation Committee recommended to the Board of Directors that consideration be given to providing Mr. Skates additional supplemental pension benefits after considering the fact that the Company looked to Mr. Skates for leadership during a very difficult period. For a description of the Supplemental Benefit adopted by the Board of Directors for Mr. Skates see "Pension Plans".

CONCLUSION

     The Compensation Committee and Stock Option Committees believe that the quality and motivation of senior management makes a significant difference in the long-term performance of the Company. The Committees also believe that a compensation program which rewards performance that meets or exceeds goals also benefits the shareholders, so long as there is an appropriate downside risk element to compensation when performance falls short of such goals. The Committees are of the opinion that the Company's senior management compensation program meets these requirements and is deserving of shareholder support.

          COMPENSATION COMMITTEE                     STOCK OPTION COMMITTEES
    -----------------------------------        ------------------------------------
    Frederick R. Adler                         Ferdinand Colloredo-Mansfeld
    Ferdinand Colloredo-Mansfeld               John G. McElwee
    John G. McElwee                            Donald H. Trautlein
    Donald H. Trautlein                        Richard L. Tucker
    Richard L. Tucker

                            STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock during the five fiscal years ended September 24, 1994 with the cumulative total return on the Standard & Poor's 500 Index and the Standard & Poor's Computer Systems Index. The comparison assumes $100 was invested on September 20, 1989 in Data General Corporation Common Stock and in each of such indices and assumes reinvestment of dividends, where applicable.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
               AMONG DATA GENERAL CORPORATION, THE S&P 500 INDEX
                       AND THE S&P COMPUTER SYSTEMS INDEX


                                         Cumulative Total Return
                             ----------------------------------------------
                             9/89      9/90    9/91    9/92    9/93    9/94
Data Gen Corp                100        34     128      72      67      66

S & P 500                    100        91     119     132     149     155

S & P COMPUTER SYSTEMS       100        89      98      82      54      80



* $100 Invested on 09/30/89 in stock or index -- including reinvestment of dividends. Fiscal Year Ending September 30.

          PROPOSAL NO. 2 -- AMENDMENTS TO THE EMPLOYEE STOCK OPTION PLAN

     The Board of Directors has unanimously adopted, subject to stockholder approval, amendments to the Company's Employee Stock Option Plan (the "Stock Option Plan"), which would increase the number of shares of Common Stock that may be issued thereunder from 4,000,000 shares to 7,000,000 shares and extend the termination date of the Stock Option Plan from October 6, 1996 to November 2, 2004. As of November 2, 1994 the number of shares available for future grants under the Employee Stock Option Plan was 53,964. The Employee Stock Option Plan would also be amended to give the Employee Stock Option Plan Committee the discretion to designate options as transferable, and to permit the deduction of compensation pursuant to the requirement of Section 162m of the Code. The primary features of the Stock Option Plan are summarized previously under the heading "Stock Options -- Employee Stock Option Plan". The full text of the Employee Stock Option Plan, as amended, is set forth in Appendix A to this Proxy Statement and the following discussion is qualified by reference thereto. The Board of Directors recommends a vote FOR approval of the amendments.

     The Board of Directors believes that the Stock Option Plan has been and continues to be an important incentive in attracting, retaining and motivating key employees and consultants and should be extended for five additional years. The Board of Directors believes that giving the Employee Stock Option Plan Committee (the "Committee") the discretion to designate certain options as transferable will permit the Committee, in its sole discretion, to assist certain optionees in their estate planning without cost to the Company. The Board of Directors also believes that approval of the amendments will serve the best interests of the Company and its stockholders by permitting the Committee to exercise needed flexibility in the administration of the Stock Option Plan and granting of options thereunder. In addition, the Board of Directors believes that the ability to grant additional options will help attract and retain key employees and consultants who are in a position to contribute to the successful conduct of the business and affairs of the Company and its subsidiaries and, in addition, stimulate in such individuals an increased desire to render greater service to the Company and its subsidiaries. As of November 2, 1994, in addition to the 53,964 under the Employee Stock Option Plan, the number of options available for future grants under the Company's Restricted Stock Option Plan was 418,243. As of November 2, 1994 the number of options outstanding under the Employee Stock Option Plan and the Restricted Stock Option Plan was 5,455,308, of which 2,911,353 were held by officers of the Company and 2,543,955 were held by other employees of the Company. All other options previously granted under both plans have been exercised by the optionees and are part of the outstanding shares of the Company's Common Stock.

     THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR"
APPROVAL THEREOF.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     Price Waterhouse LLP has been the independent accountants for the Company and will serve in that capacity for the 1995 fiscal year. A representative of Price Waterhouse LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

     All stockholder proposals that are intended to be presented at the January 1996 Annual Meeting of Stockholders of the Company must be received by the Company no later than August 12, 1995, for inclusion in the Board of Directors' proxy statement and form of proxy relating to the meeting.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business to be acted upon at the meeting. However, if any other business properly comes before the meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

     The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the meeting, please sign the proxy and return it in the enclosed envelope.

                                          By Order of the Board of Directors

                                          CARL E. KAPLAN,
                                          Secretary
Dated: December 14, 1994

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: DATA GENERAL CORPORATION, ATTN: MR. DAVID ROY, PUBLIC AFFAIRS, 4400 COMPUTER DRIVE, WESTBORO, MASSACHUSETTS 01580.

                            DATA GENERAL CORPORATION

                           EMPLOYEE STOCK OPTION PLAN

1.   PURPOSE

     The Data General Corporation Employee Stock Option Plan (the "Plan") is intended to provide a method whereby employees (including officers and directors) of Data General Corporation (the "Company") and its subsidiaries who are making and are expected to continue making substantial contributions to the successful management and growth of the Company and its subsidiaries, may be offered an opportunity to acquire Common Stock, $.01 par value per share (the "Common Stock"), of the Company in order to increase their proprietary interests in the Company and their incentive to remain and advance in the employ of the Company and its subsidiaries. It is also the purpose of the Plan to strengthen the ability of the Company and its subsidiaries to attract and retain personnel of experience and ability by granting such persons an opportunity to acquire a proprietary interest in the Company. Accordingly, the Company may, from time to time, grant to such employees as may be selected in the manner hereinafter provided, incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986 (the "Code") or non-qualified options which are not intended to meet the requirements of Section 422 of the Code, to purchase shares of Common Stock (collectively referred to as "Stock Options") on the terms and conditions hereinafter established.

2.   ADMINISTRATION OF THE PLAN

     The Plan shall be administered by an Employee Stock Option Plan Committee (the "Committee") appointed by the Board of Directors of the Company. The Committee shall consist of not fewer than three "disinterested persons", as that term is defined in subparagraph (c)(2)(i) of Rule 16b-3, as in effect from time to time, under the Securities Exchange Act of 1934, as amended. Subject to the terms and conditions of the Plan, the Committee shall have exclusive authority to select the times when and employees to whom incentive stock options or non-qualified stock options may be granted, to determine whether Stock Options granted under the Plan shall be incentive stock options or non-qualified stock options, to determine the terms and conditions of the option agreements (as hereinafter defined), the number of shares of Common Stock to be acquired by the exercise of Stock Options, the option price (as hereinafter defined) and the term during which the Stock Options may be exercised.

     The Board of Directors may at any time appoint or remove members of the Committee and may fill vacancies however caused in the Committee. The Committee shall select one of its members as Chairman and shall hold meetings at such times and places as it shall deem advisable. All acts by a majority of the Committee or acts approved in writing by a majority of the Committee shall be valid acts of the Committee. The Committee shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

3.   INTERPRETATION AND AMENDMENT

     The interpretation and construction of any terms or conditions of the Plan or of any option agreement or other matters related to the Plan by the Committee shall be final and conclusive. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan.

     The Board of Directors may at any time terminate or from time to time modify or suspend the Plan; provided, however, that no such action shall impair any Stock Option theretofore granted; and provided further, that without the approval of the holders of at least a majority of the voting stock of the Company voting at a duly held meeting: (a) shall not modify the total number of shares of Common Stock which may be issued under the Plan (except as permitted by Paragraph 9), and (b) the term of the Plan shall not be extended.

4.   PARTICIPANTS

     Stock Options may be granted to employees of the Company or its subsidiaries. No Stock Options shall be granted to an employee who, at the time the Stock Option is granted, owns capital stock possessing more than ten percent (10%) of the total combined voting power of all classes of capital stock of the Company. The number of shares granted to any one employee pursuant to Stock Options shall not exceed 400,000 shares in any calendar year. The term "employees" shall include both officers and directors who are full-time or part-time employees of the Company or its subsidiaries. The term "subsidiary" shall mean "subsidiary corporation" as defined in Section 424 of the Code.

     Subject to the preceding paragraph, receipt of stock options under any other stock option plan maintained by the Company or any subsidiary shall not, for that reason, preclude an employee from receiving Stock Options under the Plan.

5.   COMMON STOCK

     Subject to Paragraph 9, no more than an aggregate of seven million (7,000,000) shares of Common Stock may be issued and sold pursuant to the Plan. The shares of Common Stock issued and sold under the Plan may be authorized but unissued shares of Common Stock, or shares of Common Stock acquired by the Company, including shares of Common Stock purchased in the open market.

6.   TERMS AND CONDITIONS OF OPTIONS

     Stock Options shall be in such form and on such terms and conditions as the Committee shall from time to time approve, subject to the following terms and conditions:

          (a) A Stock Option shall state the number of shares of Common Stock to which it relates and no fractional shares of Common Stock shall be issued.

          (b) The option price per share of Common Stock issuable upon exercise of an incentive stock option shall not be less than one hundred percent (100%) of the fair market value per share of Common Stock on the date of such grant.

          (c) The option price per share of Common Stock issuable upon the exercise of a non-qualified stock option shall be determined by the Committee; provided, however, that in no event shall such price be less than the lower of (i) fifty percent (50%) of the book value per share of the Common Stock as of the end of the fiscal year immediately preceding the date of grant or (ii) twenty-five percent (25%) of the fair market value per share of Common Stock on the date of such grant.

          (d) Notwithstanding any other provisions of the Plan, the term of a Stock Option shall not be more than ten (10) years from the date such option is granted.

          (e) An incentive stock option, if granted prior to January 1, 1987, may not be exercised while there is outstanding (within the meaning of Section 422A(c)(7) of the Code) any incentive stock option which was granted before the granting of such option to the holder thereof to purchase any capital stock of the Company.

7.   RESTRICTIONS ON DISPOSITION AND OBLIGATION OF RESALE

     Shares of Common Stock acquired by an employee pursuant to the exercise of a non-qualified option under the Plan shall not be sold, transferred, or otherwise disposed of and shall not be pledged or otherwise hypothecated, except as provided below. (Any such sale, transfer or other disposition, or any pledge or other hypothecation shall hereinafter be referred to as a "disposition.") In the event of the termination of employment for any reason except death or retirement with the consent of the Company, such shares shall, except as provided below, be offered for resale to the Company at their original acquisition price. Shares as to which the restrictions against disposition and the obligation of resale to the Company have lapsed in accordance with the provisions set forth below shall be referred to as "free shares." Shares as to which the restrictions against disposition and the obligation of resale to the Company have not lapsed as provided below shall be referred to as "restricted shares."

          (a) The restrictions against disposition and the obligation of resale to the Company of shares acquired pursuant to the Plan shall lapse as Board of Directors or the Committee shall determine, and such terms shall be incorporated into and be made a part of the option agreement between the Company and the employee. Any provision for the lapse of the restrictions against disposition and the obligation of resale shall apply with respect to shares subject to an Option whether or not the Option has been exercised in whole or part on the date of lapse.

          (b) Upon the occurrence of the earlier of the death of the employee, the retirement of the employee with the consent of the Company or the attainment by the employee of the age of 65 whether or not the employee retires, the restrictions against disposition and the obligation of resale to the Company of shares as to which such restrictions and obligation have not otherwise lapsed under the Plan shall immediately lapse.

          (c) In the event of the termination of employment for any reason except death or retirement with the consent of the Company, shares issued to the employee pursuant to the exercise of an option under the Plan, which shares have not, as of the date of termination of employment, become free shares as defined above, shall become subject to an obligation of immediate resale to the Company. Shares subject to such obligation of resale shall be delivered to the Company within 30 days following the termination of employment. Within 60 days following a timely delivery of shares, the Company will compensate the employee (at the original acquisition price) for such number of shares as the Company elects to purchase and will return to the employee any shares not so purchased. Restricted shares which are not delivered to the Company within 30 days following the termination of employment shall remain subject to the restrictions against disposition and such restrictions shall not lapse as otherwise provided in this Section 7 and in the employee's option agreement. Nothing in this Section 7 shall require the Company to repurchase shares issued to employees under the Plan.

          (d) Notwithstanding any of the foregoing restrictions, any shares acquired under the Plan may at any time be pledged or otherwise hypothecated to secure borrowing by the employee to obtain the acquisition price to be paid by the employee for such shares; provided, however, that the amount of such borrowing may not exceed the acquisition cost of such shares.

          (e) The provisions of this Section 7 and the provisions of any option agreement between the Company and an employee relating to the restrictions against disposition and the obligation of resale to the Company shall be applied according to their terms or according to such other terms and conditions, or at such times and dates, as the Board of Directors or the Committee may from time to time establish.

     Any questions as to whether and when there has been a termination of employment, and (subject to Sections 6(b) and 6(c) of the Plan) any questions as to the acquisition price of shares, shall be determined by the Committee and its determination of such questions shall be final.

8.   NOTICE OF ELECTION UNDER SECTION 83(B)

     Each employee exercising a non-qualified option and making an election under Section 83(b) of the Code and the Regulations and Rulings promulgated thereunder will provide a copy thereof to the Company within 30 days of the filing of such election with the Internal Revenue Service.

9.   TERMINATION OF EMPLOYMENT

     If an employee shall cease to be employed by the Company or any subsidiary for any reason other than disability, retirement with the consent of the Company or death, then any Stock Option granted pursuant to the Plan shall terminate immediately.

     If an employee shall cease to be employed by the Company or any subsidiary as the result of his disability, or retirement with the consent of the Company, then any Stock Option that is exercisable by him at the time he ceases to be employed by the Company or its subsidiaries, and only to the extent that such Stock Options are exercisable as of such time, may be exercised by him within three (3) months after such time.

     Solely for the purposes of the Stock Option Plan, the transfer of an employee from the employ of the Company to a subsidiary, or vice-versa, or from one subsidiary to another shall not be deemed a termination of employment.

10. DEATH

     If an employee shall die while employed by the Company or any subsidiary, only the appointed personal representative of such employee's estate shall have the right to exercise those Incentive Stock Options granted to the employee that were exercisable by him at the time of his death at any time within twelve (12) months from the date of his death (or within such shorter period as may be specified by the Company in the option agreement).

11. CHANGES IN CAPITAL STOCK

     Upon any readjustment or recapitalization of the Company's capital stock whereby the character of the Common Stock shall be changed, appropriate adjustments shall be made so that the capital stock to be purchased under the Stock Option Plan after such readjustment or recapitalization shall be the substantial equivalent of the Common Stock. In the event of a subdivision or combination of the shares of Common Stock, the number of shares of Common Stock as to which Stock Options may be granted under the Plan shall be proportionately increased or decreased, respectively, and the Option Price shall be proportionately adjusted by the Board of Directors, and in the case of a reclassification or other change in the shares of the Common Stock such action shall be taken as in the opinion of the Board of Directors shall be appropriate under the circumstances.

12. TRANSFERABILITY

     Stock Options shall not be assignable or transferable and during an employees lifetime may be exercised only by him, except by will or the laws of descent and distribution or as the Committee shall determine.

13.  EXERCISE OF OPTIONS

     An employee electing to exercise a Stock Option shall give written notice to the Company of such election and of the number of shares of Common Stock that he has elected to acquire. An employee shall have no rights of a stockholder with respect to shares of Common Stock to be acquired by the exercise of a Stock Option until the issuance to him of a certificate representing said shares.

14.  OPTION AGREEMENTS

     Agreements granting Stock Options under the Plan ("Option Agreements") shall be in writing, duly executed and delivered by or on behalf of the Company and the employee and shall contain such terms and conditions as the Committee deems advisable. If there is any conflict between the terms and conditions of any Option Agreement and of the Plan, the terms and conditions of the Plan shall control.

15.  PAYMENT

     The option price shall be payable upon the exercise of the Stock Option and shall be paid in cash, by certified check, by cashier's check or in shares of Common Stock, or at the discretion of the Board of Directors, by paying in cash, at the minimum, the par value of the shares of Common Stock being acquired and executing a promissory note for the balance of the option price. If shares of Common Stock are tendered as payment of the option price, the value of such shares shall be their fair market value as of the date of exercise. If such tender would result in the issuance of fractional shares of Common Stock, the Company shall instead return the difference in cash or by check to the employee.

16.  TERM OF PLAN

     The Plan shall terminate on September 7, 2004.

17.  CONTINUANCE OF EMPLOYMENT

     Neither the Plan nor any Option Agreement shall impose any obligation on the Company or any subsidiary to continue to employ any employee.

18.  EFFECTIVENESS OF PLAN

     The Plan shall become effective on the date of its adoption by the Board of Directors, subject to the approval, within twelve (12) months thereof, by the holders of at least a majority of the voting stock of the Company voting at a duly held meeting, or by such greater percentage of such stockholders so voting as may from time to time be required under the laws of the State of Delaware, and further subject to approvals, if required, of any public authorities.

PROXY
                            DATA GENERAL CORPORATION

    THIS PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
                    STOCKHOLDERS TO BE HELD JANUARY 25, 1995

    Ronald L. Skates and Frederick R. Adler, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote, as designated below, all shares of Common Stock of Data General Corporation held of record by the undersigned on December 2, 1994, at the Annual Meeting of Stockholders to be held at 1:00 P.M. on January 25, 1995, at the Enterprise Room, Fifth Floor, State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts, and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

UNLESS OTHERWISE SPECIFIED THIS PROXY WILL BE VOTED FOR PROPOSAL
NOS. 1 THROUGH 3.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NOS. 1 THROUGH 3.

1.  To elect all nominees
    Nominees are: Frederick R. Adler, Ferdinand Colloredo-Mansfeld, John G. McElwee, Ronald L. Skates, Donald Trautlein, W. Nicholas Thorndike and Richard L. Tucker

    For all nominees listed above except:          FOR  / /        WITHHELD  / /

- --------------------------------------------------------------------------------

2.  The approval of the amendment to the Employee Stock Option Plan.

              FOR  / /            AGAINST  / /            ABSTAIN  / /

 PLEASE MARK, DATE AND SIGN THE REVERSE SIDE AND MAIL PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.

   ACCOUNT NUMBER                      NUMBER OF SHARES                   PROXY
NO.

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

The signer acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.

                                                  Date...................., 1993

                                                  Signature(s)..................

                                                  ..............................

                                                  IMPORTANT: Please sign exactly
                                                  as name appears hereon. Each
                                                  joint owner shall sign.
                                                  Executors, administrators,
                                                  trustees, etc. should give
                                                  full title.